FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated December 21, 2021	Registration No. 333-239650
Registration No. 333-239650-09

---Full Pricing $1.002B+ Carvana Auto Receivables Trust 2021-P4---

Issuer: Carvana Auto Receivables Trust 2021-P4

ACTIVE BOOKRUNNERS (A-1 -N) : Citi (str), Credit Suisse, Wells Fargo

ACTIVE BOOKRUNNERS (R) : Citi (str), Baird, Credit Suisse

PASSIVE BOOKRUNNERS (A-1 -N) : BNP Paribas, Deutsche Bank

CO-MANAGER : Baird

CLS	AMT (MM)	Offered (MM)	WAL*		P.WIN*		Exp. Ratings (S/K)	L.FNL	BENCH	Launch	Yld (%)	Cpn (%)	Px
A-1	$146.600	$139.270	0.25		01-07		A-1+/K1+	01/23	IntL	9	0.30600	0.306	100.00000
A-2	$341.600	$324.520	1.10		07-22		AAA/AAA	04/25	EDSF	25	0.83000	0.820	99.99063
A-3	$341.600	$324.520	2.53		22-42		AAA/AAA	01/27	IntS	28	1.317	1.310	99.99157
A-4	$143.430	$136.258	3.91		42-54		AAA/AAA	12/27	IntS	39	1.647	1.640	99.99482
B	$33.240	$31.578	4.65		54-59		AA/AA+	02/28	IntS	68	1.997	1.980	99.96121
C	$31.120	$29.564	5.05		59-64		A/A+	02/28	IntS	100	2.346	2.330	99.97807
D	$17.410	$16.539	5.28		64-64		BBB/BBB+	09/28	IntS	127	2.629	2.610	99.97682
N	$40.000	$38.000	0.48	**	02-12	**	BB+/BBB	09/28	EDSF	185	2.16100	2.150	99.99939
**R	$58.095	$55.1902					NR/NR				8.00% yield

*	Based on 1.30 ABS Pricing Speed to 2% Call
**	Based on Case 2 assumptions outlined in the Class N OM and Certificate PPMs

-Deal Summary-

Rated Notes Issued Amount : $1.055bn *No Grow*

Rated Notes Offered Amount : $1.002bn+ *No Grow*

Priced : 12/21/2021

Settle : 12/29/2021

Offering Format : A-1 - D: Public | N and R: 144A/Reg S

First Pay Date : 01/10/2022

ERISA : A-1 - D: Yes | N and R: No

Exp. Ratings : S/K

Min Denoms : A-1 - D: $1k x $1k | N: $1000k x $1k | R: 2.5k Unit x 1 Unit

BBG Ticker : CRVNA 2021-P4

Active Bookrunners (A-1 - N) : Citi, Credit Suisse, Wells Fargo

Passive Bookrunners (A-1 - N) : BNP Paribas, Deutsche Bank

Co-Manager : Baird

Active Bookrunners (R) : Citi, Baird, Credit Suisse

B&D : Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.